Exhibit 10.27

2502-03, 25/F, 88 Hing Fat Street, Causeway Bay, Hong Kong

EMPLOYMENT CONTRACT

This employment agreement is entered into between below parties on _______ under the terms and conditions set out herein:

a)	Xact Digital Limited (trading name as Voltage X) of 2502-03, 25/F, 88 Hing Fat Street, Causeway Bay, Hong Kong (the ’Employer’); and

b)	_____ and ______ (the ’Employee’).

1.	POSITION & DUTIES

a)	The Employee will be employed with the Employer as_______.

b)	The Employee will follow all of the lawful directions of the Employer or such person(s) delegated by the Employer to whom the Employee shall report in connection with the Employee’s duties.

c)	The Employee shall at all times comply, to the best of their knowledge, with all material applicable laws, rules and regulations that are related to the Employee’s responsibilities assumed hereunder, and all material written corporate and business policies and procedures of the Employer.

2.	COMMENCEMENT AND DURATION

a)	The Employee’s employment with the Employer will commence on _____ (the “Commencement Date”).

b)	The Employee’s employment with the Employer shall be probationary for a period of ninety (90) days following the Commencement Date.

c)	This contract is deemed to commence upon its execution and will continue until terminated in accordance with clause 7 of this contract.

3.	PLACE OF EMPLOYMENT

The Employee’s place of employment will primarily be at the principal place of business of the Employer in Hong Kong. The Employee may be required to work in any other place in Hong Kong or make visits outside Hong Kong that the Employer may direct from time to time.

2502-03, 25/F, 88 Hing Fat Street, Causeway Bay, Hong Kong

4.	REST DAY, STATUTORY HOLIDAYS AND ANNUAL LEAVE

The Employee will be entitled to fourteen (14) working days paid annual leave each year, in addition to the standard statutory holidays pursuant to the standard Hong Kong gazette. All annual leave days taken by the Employee are only to be taken with the prior approval of their supervisor. If the Employee’s employment falls short of twelve months on any given calendar year, their entitlement to the annual leave days shall be reduced on a pro rata basis.

The Employee may carry unused rest day(s) and annual leave days into the following year. Any such annual leave days carried over must be taken by the Employee by the last day in December of the following year.

If the Employee is to work on a statutory holiday, a day in lieu may be taken by the employee within 30 days prior to or after the statutory holiday.

5.	WORKING HOURS

Working hours     : 10:00am to 19:00pm from Monday to Friday with one-hour lunch break

a)	The Employee will devote substantially the whole of his/her time and attending during the ordinary business hours of the Employer to the discharge of his/her duties.

b)	In the event that the Employee worked on a Saturday/Sunday, he / she is entitled to a half day rest on a weekday (i.e. Monday to Friday), to be agreed and approved by the Employer.

c)	The Employee may be required to work such additional hours as may be necessary from time to time to perform their duties. The Employee will not be entitled to receive any additional remuneration for work performed outside ordinary business hours.

d)	The Employer reserves the right to change the working hours and rest day from time to time at the Employer’s sole discretion if necessary.

e)	If for any reason, the Employee is unable to work additional hours when required or requested to do so, including on a Public Holiday, you must inform the Employer as soon as is reasonably possible.

6.	REMUNERATION

a)	Salary: the Employer will pay the Employee a basic salary (which shall accrue from day to day) at the rate of HKD$28,500.00 per calendar month, to be paid in arrears on the 30th day of each month, or on the business day prior to the 30th day of each month. Such salary may be reviewed and adjusted by the Employer from time to time.

b)	Referral Fee: 1.5% on all businesses referred to Company by Employee

c)	In the first month of this contract and in the month that this contract is terminated, the Salary shall be pro rata.

2502-03, 25/F, 88 Hing Fat Street, Causeway Bay, Hong Kong

7.	TERMINATION OF EMPLOYMENT

a)	Subject to clause 7(b) below, the employment can be terminated upon either party giving one (1) month’s written notice to the other; or paying salary in lieu of such notice. The Employer shall not be under any obligation to provide any work for the Employee during the notice period and the Employer may, at any time, and for such periods as the Employer thinks fit, exclude the Employee from the premises of the Employer without any explanation required. Notwithstanding such exclusion, the Employee shall continue to receive the remuneration and benefits due to them herein so long as they shall continue to be employed by the Employer.

b)	If the date of termination is within the 3-month probationary period, then paragraph 7(a) above shall not apply, and either party may terminate this Agreement immediately without notice or payment in lieu during the first month of the Employee’s employment, and thereafter during the probationary period by giving seven (7) days’ notice to the other, or pay salary in lieu of notice.

c)	This Agreement shall automatically and immediately cease without any notice being required from the Employer to the Employee if the Employee ceases to be lawfully entitled to be employed by the Employer at any time during the employment.

8.	MEDICAL BENEFITS PROGRAM

Upon the expiry of the probationary period of employment, the Employee will be entitled to participate in such medical insurance scheme maintained by the Employer for its employees from time to time.

9.	MANDATORY PROVIDENT FUND

The Employee will be enrolled in the Employer’s Mandatory Provident Fund (“MPF”) scheme unless The Employee is exempt (either in whole or in part) from the provisions of the Mandatory Provident Fund Schemes Ordinance, Chapter 485 of the Laws of Hong Kong (“MPFSO”).

10.	TYPHOON AND RAINSTORM PROCEDURES

a)	The Employee is not required to work when typhoon signal no. 8 or above is hoisted, and no salary shall be deducted during this period. The Employee is required to resume duty the same day if the typhoon signal no. 8 is lowered at 2:00 p.m. or before.

b)	The Employee is not required to work when a black rainstorm warning is hoisted, and no salary will be deducted during this period. The Employee is required to resume duty the same day if the black rainstorm warning is lowered at 2:00 p.m. or before.

11.	CONFIDENTIALITY

The Employee shall not disclose to any person, without the consent of the Employer, any “Confidential Information” which is acquired or which the Employee becomes aware of by reason of his employment with the Employer.

2502-03, 25/F, 88 Hing Fat Street, Causeway Bay, Hong Kong

In this Agreement, the term “Confidential Information” shall include, but is not limited to:

a)	the client details of the Employer and their practices, business dealings, pricing and costing details and policies, trade secrets and/or affairs, including the Employer’s client lists, transactions, proposals, agreements and accounts;

b)	the practices, business dealings, pricing and costing details and policies, trade secrets and/or affairs of the Employer;

c)	all electronic and documented databases, computer hardware, software or systems, multi-media presentations and computer disks owned by or licensed to the Employer (including all systems, processes, designs, methods, applications, development methodologies and source code, in either compiled or un-compiled formats);

d)	the techniques and methods of marketing, budgeting and market analysis used by the Employer;

e)	the Employer’s business plans, financial information and strategies;

f)	any information licensed from third parties to the Employer on a confidential basis whether for internal use and/or for sublicenses to end users; and

g)	any document or information which comes into the possession or knowledge of the Employee during his employment with the Employer which from its nature and content would be reasonably expected to be confidential.

The term “document” includes supplier lists, price lists, client lists, market research information, software (including source code and object code versions), data in any material form (including electronic form), manuals, diagrams, graphs, charts, projections, specifications, estimates, records, concepts, accounts, plans, formulae, designs, methods, techniques, processes, correspondence, letters, electronic messages and papers of every description including all copies of or extracts from the same.

The Employee may only use the Confidential Information for the sole purpose of providing services to the Employer pursuant to this Agreement during his / her employment.

The Employee must not, other than in the proper performance of his / her duties pursuant to this Agreement, appropriate, copy, memorize, disclose, communicate or make available in any way to any person any Confidential Information and must not at any time for his / her own benefit or for the benefit of any other person, directly or indirectly, take advantage of, use or in any way exploit the Confidential Information.

The Employee acknowledges that all Confidential Information is of considerable commercial value to the Employer. Any disclosure of Confidential Information will cause the Employer damage that cannot adequately be compensated by any award of damages. The Employer shall be entitled to an injunction to restrain any Employee from disclosure of any Confidential Information and this remedy shall be in addition to any award of damages that may be made in favour of the Employer.

The Employee shall not during the period of this Agreement disclose any Confidential Information to any third party without the prior written consent of the Employer.

2502-03, 25/F, 88 Hing Fat Street, Causeway Bay, Hong Kong

The Employee shall not at any time after the termination of this Agreement, for any purpose, use or disclose to any third party any Confidential Information.

The Employee’s failure to comply with this clause may result in disciplinary actions by the Employer which could include immediate dismissal.

The Employee consents that any personal information held by the Employer (including, but not limited to any information related to this employment agreement) can be disclosed to any (i) person to whom the Employer is obliged to make disclosure under any applicable laws or regulatory requirements; (ii) potential investors and business partners; (iii) potential financiers; (iv) shareholders of the Employer; or (iv) other person where the Employer considers necessary for the business operation and/or expansion of the Employer.

12.	INTELLECTUAL PROPERTY

If at any time during the period of this contract the Employee makes or discovers or participates in the making or discovery of any intellectual property relating to or capable of being used in the business carried on by the Employer (“Intellectual Property”), that Intellectual Property shall become the absolute property of the Employer and the Employee shall immediately communicate full particulars of the Intellectual Property to the Employer.

At the request of the Employer, the Employee shall give and supply all such information, data, drawings, documentation and assistance as may be required to enable the Employer to exploit the Intellectual Property to the Employer’s advantage.

Rights and obligations under this provision shall continue in force after termination of this Agreement in respect of Intellectual Property created during the period of this Agreement.

13.	RESTRICTIVE COVENANTS AFTER TERMINATION OF EMPLOYMENT

Non-Solicitation of Employees:

For a period of 12 months after the termination of employment, the Employee shall not, directly or indirectly, solicit, entice or attempt to entice away any employee of the Employer to leave their employment.

Non-Solicitation of Clients/Customers:

For a period of 12 months after the termination of employment, the Employee shall not, directly or indirectly, solicit, accept, or attempt to solicit any business from any client, customer or supplier of the Employer with whom the Employee had material dealings during the ☒ months prior to the termination of employment.

Non-Competition:

For a period of 12 months after the termination of employment, the Employee shall not, directly or indirectly, be engaged, concerned, or interested in any capacity in any business, trade, or occupation which is in competition with the business of the Employer within [geographic area], without the prior written consent of the Employer.

2502-03, 25/F, 88 Hing Fat Street, Causeway Bay, Hong Kong

Confidentiality:

The Employee shall not, at any time during or after the termination of employment, disclose to any person or entity any Confidential Information of the Employer, except as required in the normal course of performing their duties.

These restrictive covenants are reasonable and necessary to protect the Employer’s legitimate business interests, including its goodwill, client relationships, and confidential information. The Employee acknowledges and agrees to be bound by these terms.

Please let me know if you need any clarification or have additional requirements for the restrictive covenants.

14.	CONTINUING OBLIGATIONS

The termination of this contract does not operate to terminate the Employee’s obligations as set out in this contract and such clauses shall remain in full force and effect and binding on the Employee despite termination of this Agreement.

15.	OTHER EMPLOYMENT

The Employees are not permitted to undertake outside paid employment or conduct their own business unless prior approval has been obtained from the Employer. Failure to comply with this requirement will lead to summary dismissal by the Employer.

16.	INCOME TAX

The Employee will be responsible for the Employee’s own salary tax. The Employer will provide a copy of the IR56 form to employees for their tax reporting purpose.

17.	DOCUMENTS REFERRED TO

This basic terms and conditions of the Employee’s employment are in accordance with the relevant provisions of the Employer’s Employee Handbook. Any alternations or additions to these terms or those set out in this offer will be notified to the Employee via company email or by the issue of a printed amendment. The interpretation of the terms and conditions contained in these documents and any amendment is reserved by the Employee.

18.	COMPANY POLICY

The Employee agrees to be bound by the policies of the Employer.

The Employee acknowledges and accepts that it is the prerogative of the Employer to vary, change or terminate existing policies as well as to devise and introduce new policies.

2502-03, 25/F, 88 Hing Fat Street, Causeway Bay, Hong Kong

The Employer shall take all reasonable steps to ensure that the Employee is aware of the Employer’s policies.

The Employee shall make all reasonable efforts to ensure he / she is aware of the policies.

19.	GOVERNING LAW

This contract shall be governed by and construed in accordance with the laws of Hong Kong and each of the parties hereto submits to the non-exclusive jurisdiction of the Hong Kong courts in connection with any dispute relating to this contract.

20.	SEVERABILITY

If any part of this contract is or becomes illegal, invalid or unenforceable, the legality, validity or enforceability of the remainder of this contract shall not be affected and this contract shall be read as if the illegal, invalid or unenforceable part had been deleted.

21.	RELATIONSHIP

The parties agree this agreement will create the relationship of Employer and employee between them. It is not the intention of the parties to create any other relationship and, in particular, the relationship of principal and contractor or the relationship of partners.

22.	NOTICE

All notices may be sent either by email, personal delivery or by pre-paid mail to the last known address of the other. Notices sent by mail are deemed to be received when delivered in the ordinary course of the post.

23.	VARIATION

The terms and conditions referred to in this letter may only be varied by a written agreement signed by both the Employee and the Employer. The terms and conditions referred to in this agreement may only be varied by a written agreement signed by both the Employee and the Employer.

24.	ENTIRE AGREEMENT

This agreement is the sole agreement between the parties which relates to the terms and conditions under which the Employee is employed by the Employer. The parties expressly acknowledge that no representations or warranties have been given by either of them other than those contained in this agreement.

2502-03, 25/F, 88 Hing Fat Street, Causeway Bay, Hong Kong

EXECUTED as an agreement this ___ day of ___ 2025

Signed for and on behalf of the Employer	)
)
)
)_________________________________________
Name:
Position:

___________________________________________
Witness

Signed by the Employee, who declares that	)
they have read and understood the conditions of	)
employment detailed herein and accepts them fully	)
)___________________________________________
Name:
HKID No:

____________________________________________
Witness